Exhibit 99.1

Hometown Auto Retailers Announces First Quarter 2006 Results

WATERBURY, Conn. - May 15, 2006 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced its financial results for the first quarter ended March 31, 2006.

Hometown reported revenues of $49.0 million in the first quarter of 2006 versus restated revenues of $61.8 million in the same period in 2005, a decrease of $12.8 million or 20.7 percent. Gross profit for the first quarter of 2006 decreased $1.3 million or 13.8 percent to $8.1 million versus restated gross profit of $9.4 million in same period in 2005.

Net (loss) for the first quarter of 2006 was ($654,000), generating basic and diluted (loss) per share of ($0.10) versus restated net income of $297,000 and restated basic and diluted earnings per share of $0.04 for the same period in 2005.

As previously disclosed, on February 9, 2006 Hometown completed the acquisition of a Nissan franchise. In conjunction with that transaction, Hometown completed several simultaneous financing transactions, including the pay-off of a financing that resulted in the payment of a $1.0 million yield maintenance fee (prepayment penalty). This fee was recorded as interest expense and is reflected in the first quarter 2006 results. Also reflected is the write-off of deferred financing fees of $113,000 in relation to the aforementioned financing and $67,000 in acquisition costs associated with the Nissan acquisition. Both costs were included in S,G & A expenses in the 2006 first quarter results.

Restatement Explanation

As previously disclosed, subsequent to fiscal year end December 31, 2005, Hometown concluded that the income from certain extended warranty and extended warranty reimbursement insurance policies generated in Connecticut was no longer required to be recognized over the period of the contract. Prior to July 1, 2003, Connecticut dealerships were considered to be “extended warranty providers” because they did not qualify for any of the exclusions applicable to the retail seller of the extended warranty. Effective on July 1, 2003, the Connecticut law applicable to extended warranties was amended to provide that an “extended warranty provider” means a person who issues, makes, provides or offers to provide an extended warranty but that person must also be “contractually obligated to provide service under such extended warranty.” The administrator of the extended warranties sold by Hometown has confirmed that Hometown is not contractually obligated to provide service under the extended warranties that they sell. Therefore Hometown is no longer liable as the “extended warranty provider” under the extended warranties that they sell. Hometown has determined that it is no longer necessary to recognize the commissions that it receives from the sale of such extended warranties over the period of the warranty contract. Accordingly, financial statements for periods prior to 2005 were restated to reflect this change.

The effect of this restatement was to increase pre-tax income $49,000 for the three months ended March 31, 2005. The after tax effects was to increase net income by $29,000 for the three months ended March 31, 2005. These adjustments did not effect basic and diluted earnings per share for the three months ended March 31, 2005.

Hometown Auto Announces First Quarter 2006 Results

As part of a litigation settlement, Hometown’s operating results reflect the transfer of the Westwood Lincoln Mercury dealership during the second quarter of 2005 (ended June 30, 2005). This contributes to decreases in sales and gross profit for Hometown in 2006 versus restated 2005 results, while also generating a decrease in 2006 selling, general and administrative expenses.

“Results for our first quarter were disappointing, even considering the pre-payment penalty imposed by Falcon/iStar financial,” said Corey Shaker, Hometown president and chief executive officer. “Locally, domestic dealers have reported sales of as much as 35 percent less than last year. We still feel, however, that with a better mix of product, particularly our new Nissan store in Framingham, we can have a profitable year. We continue to focus on higher margin parts and service, used cars and target expense reduction where possible.”

Hometown sold 2,366 vehicles during the first quarter of 2006, 501 less than it sold in the same period in 2005 or a decrease of 17.5 percent. Total vehicles sold (by category) are shown in the table below.

Year-Over-Year Comparison	For the First Quarter Ended March 31,
	2006	2005
New vehicle	1,049	1,437
Used vehicle - retail	723	737
Used vehicle - wholesale	594	693
Total units sold	2,366	2,867

Sales of new vehicles decreased $11.4 million or 30.0 percent to $26.6 million for the first quarter of 2006 versus $38.0 million in 2005. Used vehicle sales decreased $299,000 or 1.9 percent to $15.3 million for the first quarter of 2006 versus $15.6 million in 2005. Parts and service revenues for the first quarter of 2006 decreased $923,000 or 14.9 percent to $5.2 million versus $6.2 million in 2005. Other revenues (net) decreased $107,000 or 5.1 percent to $2.0 million for the first quarter of 2006 versus $2.1 million for the same period in 2005.

Gross profit for the first quarter of 2006 decreased $1.3 million or 13.8 percent to $8.1 million versus restated gross profit of $9.4 million in same period in 2005.

The operating results on a same store basis (all dealerships except the Westwood Lincoln Mercury dealership transferred during the second quarter of 2005, discussed above) follows.

Also, during the first quarter of 2006, Hometown replaced a Lincoln Mercury franchise at its Baystate Massachusetts dealership with a Nissan franchise that was acquired in February 2006. The results for this dealership are included in same store results for both periods.

Hometown Auto Announces First Quarter 2006 Results

On a same store basis Hometown sold 2,366 vehicles during the first quarter of 2006, 296 fewer than it sold in the same period in 2005. Total vehicles sold (by category) on a same store basis are shown in the table below.

Same Store Basis Comparison	For the First Quarter Ended March 31,
	2006	2005
New vehicle	1,049	1,295
Used vehicle - retail	723	698
Used vehicle - wholesale	594	669
Total units sold	2,366	2,662

Same store sales of new vehicles decreased $6.3 million or 19.1 percent to $26.6 million for the first quarter of 2006 versus $32.9 million in 2005. Same store used vehicle sales increased $528,000 or 3.6 percent to $15.3 million for the first quarter of 2006 versus $14.7 million in 2005. Same store parts and service revenues for the first quarter of 2006 increased $94,000 or 1.8 percent to $5.2 million versus $5.1 million in 2005. Same store other revenues (net) decreased 0.5 percent or $10,000 remaining at $2.0 million for first quarter of 2006 and 2005.

Same store gross profit decreased $280,000 or 3.4 percent to $8.1 million for first quarter of 2006 from $8.3 million for the same period in 2005.

About Hometown
Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through nine franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company’s dealerships offer ten American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Nissan, Mercury and Toyota.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

HOMETOWN AUTO RETAILERS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2006	2005
		(Restated)

Revenues
New vehicle sales	$26,556	$38,025
Used vehicle sales	15,261	15,560
Parts and service sales	5,233	6,156
Other, net	1,967	2,074

Total revenues	49,017	61,815

Cost of sales
New vehicle	24,761	35,592
Used vehicle	13,697	14,003
Parts and service	2,500	2,865

Total cost of sales	40,958	52,460

Gross profit	8,059	9,355

Selling, general and administrative expenses	7,237	8,009

Income from operations	822	1,346

Interest income	99	70
Interest (expense)	(1,999)	(920)
Other income	3	2
Other (expense)	(20)	-

Pre-tax income (loss)	(1,095)	498
Income tax provision (benefit)	(441)	201

Net income (loss)	$(654)	$297

Earnings (loss) per share, basic	$(0.10)	$0.04

Earnings (loss) per share, diluted	$(0.10)	$0.04

Weighted average shares outstanding, basic	6,489,389	7,086,500
Weighted average shares outstanding, diluted	6,489,389	7,210,990

Hometown Auto Announces First Quarter 2006 Results

HOMETOWN AUTO RETAILERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
ASSETS	2006	2005
	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$5,111	$6,453
Accounts receivable, net	5,515	4,330
Inventories, net	34,845	33,542
Prepaid expenses and other current assets	751	568
Deferred and prepaid income taxes	1,039	1,039

Total current assets	47,261	45,932

Property and equipment, net	12,923	13,035
Other assets	4,855	2,919

Total assets	$65,039	$61,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Floor plan notes payable - trade	$5,291	$6,697
Floor plan notes payable - non-trade	28,085	26,265
Accounts payable and accrued expenses	4,304	3,909
Current maturities of long-term debt and capital lease obligations	1,326	5,245
Deferred revenue	243	207

Total current liabilities	39,249	42,323

Long-term debt and capital lease obligations	14,788	7,884
Other long-term liabilities and deferred revenue	102	128

Total liabilities	54,139	50,335

Commitments and Contingencies

Stockholders' Equity

Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, Class A, $.001 par value, 12,000,000 shares authorized, 3,910,137 shares issued and outstanding	4	4
Common stock, Class B, $.001 par value, 3,760,000 shares authorized, 2,579,252 shares issued and outstanding	2	2
Additional paid-in capital	29,025	29,022
Accumulated deficit	(18,131)	(17,477)

Total stockholders' equity	10,900	11,551

Total liabilities and stockholders' equity	$65,039	$61,886